Exhibit 99
Latham Group, Inc. Reports Third Quarter 2026 Financial Results

•Third Quarter Net Sales Increased 12.5%, Led by 8.4% Organic Growth; YTD Net Sales Were Up 11.4% with Organic Growth at 7.9%

•Third Quarter Sand State Sales Increased 21% Driven by Accelerated Growth in Florida and Texas

•Third Quarter Gross Margin Expanded by 130 Basis Points to 36.7% Reflecting Volume Leverage, and the Benefits of Lean Manufacturing and Value Engineering Initiatives

•Reaffirms and narrows Full-Year Guidance for Net Sales Growth to 11.7% and Adjusted EBITDA Growth to 15.2% at the Midpoints

•Expects to Continue to Outperform the U.S. In-Ground Pool Market in 2027

•Board of Directors Approved $100 Million Share Buyback Program

Third Quarter 2026 Financial Highlights:

•Net sales of $182.2 million up 12.5%
•Net income of $12.1 million up 48.5% / net income per diluted share of $0.10
•Adjusted EBITDA of $45.3 million up 18.1% and representing 24.8% of net sales
•
Nine Months 2026 Financial Highlights:

•Net sales of $497.0 million up 11.4%
•Net income of $16.3 million down 10.3% / net income per diluted share of $0.14
•Adjusted EBITDA of $102.0 million up 14.2% and representing 20.5% of net sales

LATHAM, N.Y. – November 3, 2026 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the third quarter 2026 ended September 26, 2026.

Sean Gadd, President and CEO, said, “We delivered strong third quarter and year-to-date results, demonstrating continued success in material conversion, reinforcing our expectation of further market share expansion, and achieving considerable operating leverage while investing to accelerate growth. Third quarter net sales increased 12.5%, including 8.4% organic growth, led by in-ground pool sales, which grew by 22.6%, or 13.9% organically, year-over-year.

“The substantial increase in in-ground pool sales was driven almost entirely by fiberglass pools, which continue to gain traction for their ease of installation, cost efficiency, durability, lifetime warranty, and low maintenance costs. Autocovers also gained momentum for their safety benefits, cost savings to pool owners, and compatibility with all types of in-ground pools. Cover sales increased 8.7%, led by substantial organic growth of autocovers, which are benefiting from meaningful revenue synergies from the Coverstar dealer acquisitions we completed in the last two years.

“The Sand States remain a key growth market for Latham, which we believe has the potential to drive a step-change in companywide sales. Sales growth accelerated to 21.1% in the third quarter and increased 16.6% year-to-date, led by strong performance in Florida and Texas.

“We are making meaningful progress in executing the Sand States growth strategy we outlined earlier this year, delivering on key initiatives that position us to drive continued growth. Building on our refined market development framework, we hosted several successful community pool events in targeted Florida neighborhoods, with additional events planned in Florida and Texas before year-end. We also partnered with a national homebuilder to offer Latham fiberglass pools as an option for its new home construction in Florida. There is one Latham pool already installed in a model home, and we look forward to expanding this relationship further. In parallel, we continued to strengthen our sales capabilities, adding field sales resources in Florida, with further expansion planned in Texas and Arizona, while targeted marketing initiatives are gaining traction and contributing to growth.

“Additionally, we completed the build-out of our commercial organization with the appointment of a new Chief Commercial Officer, Todd Antonelli, and the addition of key leadership across sales strategy and sales operations, establishing the foundation for a world-class commercial organization. These capabilities will enable our sales team to pursue growth opportunities more effectively and operate more efficiently.”

Third Quarter 2026 Results Compared to the Prior-Year Period

Net sales increased 12.5% to $182.2 million. The increase in net sales was primarily the result of the organic growth of our in-ground pool sales including sales growth in the Sand States, organic growth of autocovers, and the benefit of recent price increases, together with the acquisition of Freedom Pools earlier this year.

Third Quarter & Nine Month 2026 Net Sales by Product Line
(in thousands)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
In-ground Swimming Pools	$92,442	$75,377	$248,487	$211,711
Covers	59,643	54,893	134,125	123,749
Liners	30,090	31,633	114,352	110,502
	$182,175	$161,903	$496,964	$445,962

Gross profit increased by 16.6% to $66.8 million. Gross margin was 36.7%, 130 basis points above year-ago levels, reflecting greater plant absorption on higher volumes and the ongoing benefits from our lean manufacturing and value engineering initiatives.

Selling, general, and administrative expenses (“SG&A”) increased by 25.5% to $35.9 million. The increase in SG&A was due to investments in support of our growth strategies and market share expansion, sales and marketing initiatives to drive accelerated fiberglass conversion in the Sand States, acquisition and integration related costs, which included $3.2 million of performance-based compensatory earn-out expenses related to our Coverstar Central acquisition in 2024, as well as costs related to our digital transformation program.

Net income was $12.1 million, or $0.10 per diluted share, compared to $8.1 million, or $0.07 per diluted share, in the prior-year period. Third quarter net income included a one-time loss on extinguishment and modification of debt of $5.0 million related to our debt refinancing. Net income margin was 6.6% compared to 5.0% for the prior year’s third quarter.

Adjusted EBITDA increased by 18.1% to $45.3 million; Adjusted EBITDA margin expanded by 110 basis points to 24.8%, reflecting higher gross margin that more than offset higher sales and marketing expenses.

Nine Months 2026 Results Compared to the Prior-Year Period

Net sales increased 11.4% to $497.0 million, primarily due to organic growth of 7.9% with the acquisition of Freedom Pools contributing the remainder.

Gross profit increased by 12.9% to $174.1 million. Gross margin increased by 40 basis points, reflecting the benefits of our incremental lean manufacturing and value engineering initiatives.

Selling, general, and administrative expenses increased by 20.8% to $110.1 million. The increase in SG&A was primarily due to higher sales and marketing spend to accelerate our fiberglass conversion strategy in the Sand States, acquisition and integration-related costs, which included $7.7 million of performance-based compensatory earn-out expenses related to the Coverstar Central acquisition in 2024, and costs related to our digital transformation program.

Net income was $16.3 million, or $0.14 per diluted share, compared to $18.1 million, or $0.15 per diluted share in the prior-year period. Net income included a one-time loss on extinguishment and modification of debt of $5.0 million related to our debt refinancing. Net income margin was 3.3% compared to 4.1% in the first nine months of 2025.

Adjusted EBITDA increased by 14.2% to $102.0 million, and Adjusted EBITDA margin increased by 50 basis points to 20.5%.

Balance Sheet, Cash Flow, and Liquidity

Latham ended the third quarter of 2026 with cash of $94.8 million. Net cash provided by operating activities was $48.8 million in the third quarter and $54.6 million for the first nine months of 2026.

In the third quarter, we completed a debt refinancing, including a $75 million revolver and $300 million term loan, to extend maturities until 2033 and provide additional flexibility to advance our strategic priorities.

Total debt was $292.5 million at the end of the third quarter, and the net debt leverage ratio was 1.8.

Capital expenditures totaled $6.1 million in the third quarter of 2026, compared to $5.8 million in the third quarter last year. For the nine months ended September 26, 2026, capital expenditures were $34.2 million, inclusive of the purchase of four key previously leased production sites. In last year’s first nine months, capital expenditures were $16.2 million. In addition, the Company completed the acquisition of Freedom Pools for a purchase price of $17.0 million in February 2026.

Summary and Outlook

“Our year-to-date performance reinforces our expectation that fiberglass will gain at least one percentage point of market share in 2026, representing approximately 25% of total U.S. in-ground pool sales. Our ability to achieve substantial organic growth in a challenging market reflects our superior execution, successful strategies, market leadership, and product quality.

“Looking ahead, we see considerable growth opportunities as we continue to take share in established markets, build momentum in Florida and Texas, extend our micro-market strategy to additional Sand State markets, and pursue accretive acquisitions. These initiatives position Latham to drive meaningful growth regardless of the pace of market recovery, and we are confident that Latham will continue to outperform the U.S. in-ground pool market in 2027 and beyond. Reflecting that confidence, our Board of Directors recently approved a three-year $100 million stock repurchase plan that underscores our positive long-term outlook.

“With much of the pool building season now behind us, and based on our current visibility through year-end, we are narrowing our net sales guidance range to $605-615 million and our adjusted EBITDA guidance range to $112-118 million. This represents 11.7% net sales growth and 15.2% adjusted EBITDA growth at the midpoints,” Mr. Gadd concluded.

FY 2026 Guidance Ranges

	Updated	Prior
Net Sales	$605-615 million	$600-620 million
Adjusted EBITDA[1]	$112-118 million	$110-120 million
Capital Expenditures	$40-45 million	$40-45 million

1)A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2026 is not available due to uncertainty related to our future income tax expense (benefit).

Conference Call Details

Latham will hold a conference call to discuss its third quarter 2026 financial results today, November 3, 2026, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10212095/104ecd84455. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.
A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL-IN (TOLL-FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL-IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through November 3, 2027, on the Company’s investor relations website under “Events & Presentations.” A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,900 employees across 40 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This earnings release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt leverage ratio which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under U.S. GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable U.S. GAAP measures in this earnings release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax (benefit) expense, (iv) (gain) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) Loss on extinguishment and modification of debt and (xi) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this earnings release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;
•do not reflect changes in our working capital needs;
•do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;
•do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;
•do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and
•do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-Looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, changes in U.S. trade priorities, policies, regulations and tariffs, the implementation of our cost reduction plans and expected benefits, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: inflationary impacts, including on consumer demand for our products; the impact of trade policies on our global supply chain, the import or export of goods and their related costs, as well as on consumer confidence; natural disasters, public health issues or other catastrophic events; adverse weather conditions impacting our sales, which can lead to significant variability of sales in reporting periods; interruption of our production capability at our manufacturing facilities from accident, fire, calamity and other causes; unfavorable economic conditions and related impact on consumer spending and demand for our products; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; compliance with government regulations; declining home ownership affecting demand for our products; our ability to source raw materials and components for manufacturing out products; competitive risks; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; our ability to attract, develop and retain highly qualified personnel; our ability to collect accounts receivables from our customers; our ability and the cost to obtain transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; realizing anticipated benefits from acquisitions; possible asset impairments; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800

Latham Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data) (unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net sales	$182,175	$161,903	$496,964	$445,962
Cost of sales	115,348	104,596	322,902	291,811
Gross profit	66,827	57,307	174,062	154,151
Selling, general, and administrative expense	35,862	28,586	110,071	91,146
Amortization	7,358	7,213	21,893	21,704
Income from operations	23,607	21,508	42,098	41,301
Other expense:
Interest expense, net	5,423	6,067	16,109	19,587
Loss on extinguishment and modification of debt	5,022	—	5,022	—
Other (income) expense, net	(71)	1,168	2,123	(2,187)
Total other expense, net	10,374	7,235	23,254	17,400
Earnings from equity method investment	1,789	1,310	3,705	2,751
Income before income taxes	15,022	15,583	22,549	26,652
Income tax expense	2,966	7,466	6,273	8,517
Net income	$12,056	$8,117	$16,276	$18,135
Net income per share attributable to common stockholders:
Basic	$0.10	$0.07	$0.14	$0.16
Diluted	$0.10	$0.07	$0.14	$0.15
Weighted-average common shares outstanding – basic and diluted
Basic	117,690,489	116,603,331	117,360,560	116,323,609
Diluted	119,797,839	119,907,619	119,756,831	119,720,706

Latham Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 26,	December 31,
	2026	2025
Assets
Current assets:
Cash	$94,810	$71,043
Trade receivables, net	78,925	39,914
Inventories, net	86,691	74,926
Income tax receivable	6,447	12,178
Prepaid expenses and other current assets	9,743	20,943
Total current assets	276,616	219,004
Property and equipment, net	137,497	118,820
Equity method investment	28,189	26,482
Deferred tax assets	1,056	718
Operating lease right-of-use assets	32,830	30,723
Goodwill	161,732	155,189
Intangible assets, net	251,126	268,073
Other assets	3,412	4,214
Total assets	$892,458	$823,223
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,019	$19,283
Current maturities of long-term debt	2,250	3,250
Income tax payable	488	—
Current operating lease liabilities	7,022	7,630
Accrued expenses and other current liabilities	70,498	48,979
Total current liabilities	116,277	79,142
Long-term debt, net of discount, debt issuance costs, and current portion	290,212	276,591
Deferred income tax liabilities, net	34,269	34,269
Non-current operating lease liabilities	25,808	23,964
Other long-term liabilities	1,623	3,396
Total liabilities	$468,189	$417,362
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both September 26, 2026 and December 31, 2025; no shares issued and outstanding as of both September 26, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of September 26, 2026 and December 31, 2025; 117,750,570 and 116,766,927 shares issued and outstanding, as of September 26, 2026 and December 31, 2025, respectively	12	12
Additional paid-in capital	473,924	473,423
Accumulated deficit	(47,416)	(63,692)
Accumulated other comprehensive loss	(2,251)	(3,882)
Total stockholders’ equity	424,269	405,861
Total liabilities and stockholders’ equity	$892,458	$823,223

Latham Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Fiscal Quarters Ended
	September 26,	September 27,
	2026	2025
Cash flows from operating activities:
Net income	$16,276	$18,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,194	37,978
Unrealized foreign currency loss (gain)	2,155	(2,878)
Amortization of deferred financing costs and debt discount	1,246	1,290
Non-cash lease expense	5,829	5,455
Change in fair value of interest rate swap	(1,468)	610
Stock-based compensation expense	3,711	5,332
Loss on extinguishment of debt	2,045	—
Bad debt expense	1,427	1,623
Other non-cash, net	632	655
Earnings from equity method investment	(3,705)	(2,751)
Distributions received from equity method investment	1,998	1,816
Changes in operating assets and liabilities:
Trade receivables	(40,138)	(50,352)
Inventories	(9,346	7,331
Prepaid expenses and other current assets	(329)	(795)
Income tax receivable	5,731	(5,603)
Other assets	(131)	(241)
Accounts payable	15,752	16,296
Accrued expenses and other current liabilities	13,341	6,672
Other long-term liabilities	(644)	(452)
Net cash provided by operating activities	54,576	40,121
Cash flows from investing activities:
Purchases of property and equipment	(22,178)	(16,160)
Acquisition of business, net of cash acquired	(14,250)	(4,934)
Net cash used in investing activities	(36,428)	(21,094)
Cash flows from financing activities:
Proceeds from long-term debt borrowings, net of discount	298,500	—
Payments on long-term debt borrowings	(284,814)	(1,625)
Proceeds from borrowings on revolving credit facility	35,000	25,000
Payments on revolving credit facilities	(35,000)	(25,000)
Deferred financing fees paid	(4,697)	—
Repayments of finance lease obligations	(663)	(616)
Common stock withheld for taxes on restricted stock units	(3,210)	(2,677)
Net cash provided by (used in) financing activities	5,117	(4,918)
Effect of exchange rate changes on cash	503	11
Net increase in cash	23,767	14,120
Cash at beginning of period	71,043	56,398
Cash at end of period	$94,810	$70,518
Supplemental cash flow information:
Cash paid for interest	$17,818	$20,735
Income taxes paid, net	472	8,023
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$1,050	$422

Latham Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
(Continued)

	Three Fiscal Quarters Ended
	September 26,	September 27,
	2026	2025
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	13,790	7,172
Purchase of property and equipment through settlement of deposit	12,000	—

Latham Group, Inc.
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation
(Non-GAAP Reconciliation)
(in thousands)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
	(dollars in thousands)
Net income	$12,056	$8,117	$16,276	$18,135
Depreciation and amortization	13,455	12,881	40,194	37,978
Interest expense, net	5,423	6,067	16,109	19,587
Income tax expense	2,966	7,466	6,273	8,517
(Gain) loss on sale and disposal of property and equipment	—	(26)	—	20
Restructuring charges(a)	1,489	—	1,489	160
Stock-based compensation expense(b)	998	1,980	3,711	5,332
Unrealized (gains) losses on foreign currency transactions(c)	(72)	1,181	2,155	(2,878)
Strategic initiative costs(d)	686	684	1,645	2,246
Acquisition and integration related costs(e)	3,231	7	9,155	289
Loss on extinguishment and modifications of debt(f)	5,022	—	5,022	—
Other(g)	—	(29)	—	(32)
Adjusted EBITDA	$45,254	$38,328	$102,029	$89,354
Net sales	$182,175	$161,903	$496,964	$445,962
Net income margin	6.6%	5.0%	3.3%	4.1%
Adjusted EBITDA margin	24.8%	23.7%	20.5%	20.0%

(a)Represents costs that include severance and other expenses for our program to optimize certain operational and administrative functions.
(b)Represents non-cash stock-based compensation expense.
(c)Represents unrealized foreign currency transaction (gains) losses associated with our international subsidiaries.
(d)Represents fees paid to external consultants and other expenses for our strategic initiatives.
(e)Represents acquisition and integration costs, including the earn-out related to the Coverstar Central acquisition, as well as other costs related to potential transactions.
(f)Represents the loss on extinguishment and modification of debt in connection with our Refinancing.
(g)Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.
Net Debt Leverage Ratio
(Non-GAAP Reconciliation)
(in thousands)

September 26, 2026
Total Debt	$292,462
Less:
Cash	(94,810)
Net Debt	197,652

LTM Adjusted EBITDA(1)	112,506
Net Debt Leverage Ratio	1.8

(1) LTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent 12-month period.